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                                                                      EXHIBIT 11


                     THEATER HOME ENTERTAINMENT GROUP, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)




                                     YEAR ENDED          YEAR ENDED           YEAR ENDED
                                 SEPTEMBER 30, 1996  SEPTEMBER 30, 1997   SEPTEMBER 30, 1998
                                   BASIC  DILUTED      BASIC  DILUTED       BASIC  DILUTED

SHARES
Weighted Average Shares of
  Common Stock Outstanding          1,570   1,570       1,302   1,302        2,116   2,116
Add:
  Nominal Issuances of Warrants       370     370         370     370          370     370
  Common Stock Equivalents in
    the form of Stock Options
    and Warrants                        -      43           -       - (1)        -     522
  Preferred Stock                       -       - (2)       -       - (2)        -   2,025
                                   ------  ------      ------  ------       ------  ------
Weighted Average Shares of
  Common Stock Outstanding
  and Common Stock Equivalents      1,940   1,983       1,672   1,672        2,486   5,033
                                   ======  ======      ======  ======       ======  ======

EARNINGS
Earnings per Consolidated
  Statement of Income              $1,789  $1,789      $  146  $  146       $5,255  $5,255
Less:
  Accretion of Preferred Stock     (1,036) (1,036)(2)  (2,157) (2,157)(2)   (2,514) (2,514)
                                   ------  ------      ------  ------       ------  ------
  Earnings (Loss) Available
    to Common Shareholder             753    753       (2,011) (2,011)       2,741   2,741
Add:
  Dilutive effect of Preferred
    Stock Dividends                     -      -            -       -            -   2,514
                                   ------  ------      ------  ------       ------  ------
Total                                 753     753      (2,011) (2,011)       2,741   5,255
                                   ------  ------      ------  ------       ------  ------
Earnings (Loss) per share          $ 0.39  $ 0.38      $(1.20) $(1.20)      $ 1.10  $ 1.04
                                   ======  ======      ======  ======       ======  ======
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(1) Since the Company has a loss from operations available to common shareholders, inclusion of common stock equivalents would be antidilutive.
    Accordingly, such common stock equivalents are excluded from this computation.

(2) Conversion of preferred stock has an antidilutive impact on earnings per share. Accordingly, such conversion is excluded from this computation.